UNITED STATES

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SCHEDULE 14A

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Organon & Co.

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All Employee Teams Town Hall Transcript

April 27, 2026, 9:00 am EDT

12m 30s

Cox, Carrie 1:55

Hello, everyone, and thank you for joining today. I’m sure by now you’ve seen our announcement that Organon has agreed to a definitive arrangement to be acquired by Sun Pharma.

And I want to be clear about how we’ve reached this point, because the board did not make this decision lightly.

The ultimate purpose of a board is to represent the owners of the company, the shareholders, and the employees, patients, and the communities that we serve around the world. And that responsibility is one that the board takes very seriously. As we look at the opportunities to serve the owners and the company as a board, part of the obligation is to look beyond the very near term and look at the future opportunities to continue our mission. So the question before us was how to best move forward and honor those commitments to the owners and the employees and the communities that we serve. There is clearly a lot of value in Organon. And over the past five years, each of you has contributed substantially to making this a very special company with a very special mission.

We’ve had a lot of accomplishments, a lot of successes, and a lot of things to be very proud of. I think your work has helped put the focus on women’s health back on the global stage. And in fact, that’s one of the things that attracted Sun to Organon in the beginning of the conversations.

In our discussions with Sun’s leadership, there’s been a very strong alignment around the values of the companies, the long-term value creation, the desire to be in innovative medicines and to be addressing unmet medical needs, especially in women’s health.

Now, you know, the future for Organon was going to be challenging in the next few years, given the debt load that we were spun with. And I think Matt and Joe have done a very good job explaining to you in recent times that over the next couple of years, we were going to need to focus on managing that debt before we could significantly invest in growth again. So for these reasons and more, I believe the board felt that this path gives us the best opportunity to continue to reach those patients, to continue to have the impact that we all came here to have, and to be able to do this perhaps in a much, much larger way than we could have on our own. I think that in my conversations with Dilip Shangwi, who is the founder of Sun, I have been impressed with him as an entrepreneur, as a visionary, as a man who is very focused on family and values and people, and one who has the desire and the vision to create an innovative global pharmaceutical Medical company that has a particular focus on women’s health.

I recognize, though, that this is a very tough day for many of us. A lot of us have mixed feelings about this. I understand that, and it’s completely normal and understood and appropriate. You have invested very deeply in building Organon, and it’s natural to be a bit anxious and to have questions and want clarity on what’s next.

I would tell you that I myself have been through five of these major transactions in my career. I know many of you have been through numerous transactions. And one of the things that I would ask you that I have learned to recognize from that past experience is that I think one of the most important things for our people is to keep an open mind and an open spirit. We believe there is significant opportunity for many of our people to continue to further our mission and our impact and our focus on women’s health, perhaps in conjunction with Sun. So while it will be hard to wait months to hear the outcomes that might be available, please take the time to listen and consider for yourselves. You were brave enough to come to join Organon when we spun. Many of you have come in recent years and we deeply appreciate that. And I would wish for you all the opportunity to continue to have that impact going forward. The board and I are completely committed to providing you as much transparency as we can as we go forward. However, many of you are well aware that this is a deeply regulated process. And so we will be limited in what we can say and when we can say it.

but please know we will do our level best to give you as much information as soon as we know it and as frequently as we can. One of the important aspects is that we will continue to operate as a standalone company as we are today, right through the close. There’s no change in how we operate at this time, and it’s critically important that we stay focused on our mission and you stay focused on the values that have made our company special. And I have been very impressed over the last few months with how you all work together and support each other. So please continue to do that and continue to rely on each other. To that end, the board has made a small smart decision to appoint Joe now as our permanent CEO. He will be continuing as our leader during this time. And I think you’ve already seen over the last six months that he’s a very steady, disciplined, focused, and inspirational leader who is certainly the right person for this particular time as well.

He’s been instrumental in shaping Organon from the very beginning, and I think will bring us through to a good close. The board has great confidence in Joe. I told you six months ago that I personally had very high regard for Joe, and that esteem has only grown over the last six months.

He will help keep us all focused on the important work that we do and the transition ahead of us. I want to personally thank him for all he’s already done and what he will continue to do with all of us. So with that, let me turn it over to Joe for his remarks. Thank you.

Joe Morrissey 8:49

Well, thank you, Carrie. First, I want to see how proud I am of our 10,000 founders and of the company that we have built together.

Organon is a special place shaped by strong values and a deep commitment to helping patients around the world live healthier lives.

That didn’t happen by accident. It happened because of the hard work you put in and the way you show up every single day.

While we accomplished a great deal in a relatively short period of time, our financial constraints required difficult trade-offs and difficult decisions. The next chapter with Sun Pharma enables us to accelerate innovation, including in women’s health, at a pace we simply could not achieve as an independent company.

I also want to acknowledge the range of emotions many of you may be experiencing. Each of us has poured a lot into building Organon. Whatever you are feeling is truly valid.

As challenging as this news may be to process, our purpose hasn’t changed, and what has motivated us in the past should still motivate us today.

There is still important work to do and a lot of good to accomplish because of Organon.

Our customers, our patients, and the communities we serve are counting on us. What was true last week is still true today.

Our strategic priorities matter and they remain unchanged. Our performance matters, especially to our customers and patients we serve.

The work you do every day continues to make a real difference. And how we support one another through this period matters, as does how we continue to demonstrate our Organon values.

Here’s my promise to you.

I will lead through this transition with the same discipline, care, and conviction that have guided me from day one, always focused on our people and our mission. We’ll share what we can as we’re able, and we’ll stay grounded in what doesn’t change, our values, our focus on patience, and delivering on our commitments. To help guide everything that goes into this transition, we will have a project management office led by Daniel Karp.

And when we are able, Daniel will go through the transition process in more detail while answering the many questions all of us will have along the way. I know this isn’t easy, but I also know the strength of this organization because I see it in you every single day.

Thank you for everything you continue to do to shape this company and make its impact real. And with that, I turn it back to Carrie for some final remarks.

Cox, Carrie 11:37

Yeah.

Thank you, Joe. Thank you to the ELT, to all the senior leaders, and to all our founders. We know this is a lot to take in, and we really appreciate your openness and your thoughtfulness as we go forward. You have our commitment that we will communicate as much and as often as we’re able to.

And I think you already also know that what has made Organon so special is its people, and that hasn’t changed. So please rely on each other, focus on our mission, and continue to do the important work that we have ahead of us. Thank you very much.

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Cautionary Statement Regarding Forward-Looking Statements

All statements other than statements of historical facts included in this communication that address activities, events or developments that Organon & Co. (“Organon”) expects, believes or anticipates will or may occur in the future are forward-looking statements, including, in particular, statements about the expected timing, completion and effects or benefits of the merger. Forward-looking statements may be identified by words such as “will,” “expect,” and “may.” These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond Organon’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: (i) uncertainties as to the timing of the merger; (ii) the risk that the merger may not be completed on the anticipated terms in a timely manner or at all; (iii) the failure to satisfy any of the conditions to the consummation of the merger, including receiving, on a timely basis or otherwise, the minimum vote required by Organon’s stockholders to approve the merger; (iv) the possibility that competing offers or acquisition proposals for Organon will be made; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, including in circumstances which would require Organon to pay a termination fee; (vii) the effect of the announcement or pendency of the merger on Organon’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from Organon’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability; (x) certain restrictions during the pendency of the merger that may impact Organon’s ability to pursue certain business opportunities or strategic transactions; (xi) the risk that any announcements relating to the merger could have adverse effects on the market price of Organon’s common stock, including if the merger is not consummated; (xii) risks that the benefits of the merger are not realized when and as expected; (xiii) legislative, regulatory and economic developments; and (xiv) other factors discussed in the “Risk Factors” section of Organon’s most recent periodic reports filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, all of which may be obtained free of charge from the SEC’s website at www.sec.gov. Although Organon believes that the expectations reflected in its forward-looking statements are reasonable, it cannot assure that those expectations will prove to be correct. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Organon on its website or otherwise. Organon does not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Organon, Sun Pharmaceutical Holdings USA, Inc. and Sun Pharma America, Inc. In connection with the merger, Organon intends to file relevant materials with the SEC, including Organon’s proxy statement in preliminary and definitive form on Schedule 14A (the “Merger Proxy Statement”). Organon will mail the Merger Proxy Statement and a proxy card to its stockholders in connection with the Merger. INVESTORS AND STOCKHOLDERS OF ORGANON ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE MERGER PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ORGANON, SUN PHARMA AND THE MERGER AND RELATED MATTERS. Investors and stockholders of Organon are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or through the investor relations section of Organon’s website, https://www.organon.com.

Participants in the Solicitation

Organon and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Organon in favor of the proposed acquisition. Information about Organon’s directors and executive officers is set forth in the 2026 Annual Meeting Proxy Statement, filed with the SEC on April 24, 2026, and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001821825/000119312526177411/ogn-20260423.htm>. To the extent holdings of Organon’s securities by its directors or executive officers have changed since the amounts set forth in the 2026 Annual Meeting Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which are available at https://www.sec.gov/edgar/browse/?CIK=1821825. Additional information concerning the interests of Organon’s participants in the solicitation, which may, in some cases, be different than those of Organon’s stockholders generally, will be set forth in the Merger Proxy Statement when it becomes available.